As filed with the Securities and Exchange Commission on December 20, 2010
Registration No. 333-155810

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Hess Bakken Investments I Corporation
(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0451554
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

c/o Hess Corporation
1185 Avenue of the Americas
New York, NY 10036
(212) 997-8500
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Timothy B. Goodell, Esq.
Senior Vice President and General Counsel
Hess Corporation
1185 Avenue of the Americas
New York, NY 10036
(212) 997-8500
(Name, Address and Telephone Number of Agent for Service)

Copy to:
Kevin Keogh, Esq.
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Tel: (212) 819-8200
Fax: (212) 354-8113

     Approximate date of commencement of proposed sale to the public: Not Applicable.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES
     This post-effective amendment (this “Amendment”), filed by Hess Bakken Investments I Corporation (formerly known as American Oil and Gas Inc.) (the “Company”), deregisters all of the Company’s securities that had been registered under the Company’s Registration Statement on Form S-3, (No. 333-155810) (the “Registration Statement”) and that remain unsold as of the date of this Amendment.
     On December 17, 2010, pursuant to the Agreement and Plan of Merger, dated as of July 27, 2010 by and among the Company, Hess Corporation (“Hess”) and Hess Investment Corp., a wholly-owned subsidiary of Hess (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving entity and becoming a wholly-owned subsidiary of Hess.
     As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 20, 2010.

HESS BAKKEN INVESTMENTS I CORPORATION
By:	/s/ George C. Barry
	Name:	George C. Barry
	Title:	Authorized Officer